                                                                   Exhibit 99.5

                        21ST CENTURY TELECOM GROUP, INC.
                          350 North Orleans, Suite 600
                             Chicago, Illinois 60654


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON , 2000

TO THE STOCKHOLDERS OF 21ST CENTURY TELECOM GROUP, INC.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of 21st Century Telecom Group, Inc. ("Company") will be held on , 2000 at , local time, at the Company's offices at 350 North Orleans, Suite 600, Chicago, Illinois 60654 to consider and vote upon the following proposals:

         1. To approve and adopt the Agreement and Plan of Merger dated as of December 12, 1999 among RCN Corporation, 21st Holding Corp., a wholly-owned subsidiary of RCN, and the Company (the "merger agreement") and to approve the merger of RCN and the Company (the "merger"). After the merger, the Company will be a wholly-owned subsidiary of RCN. A copy of the merger agreement is attached in the enclosed prospectus;

         2. To consider and vote upon a proposal to approve certain merger-related compensatory payments to officers and highly compensated employees of the Company, including the contingent compensatory payments provided for in the merger agreement and the grant and vesting of certain options in connection with the merger; and

         3. To transact such other business as may properly come before the special meeting, including any motion to adjourn to a later time, to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposal, or before any adjournments or postponements thereof.

         The merger agreement, the proposed merger and other related matters are more fully described in the enclosed proxy statement and prospectus. We strongly urge you to read and consider carefully the proxy statement and prospectus in their entireties.

         Stockholders of record at the close of business on , 2000 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

WE CORDIALLY INVITE YOU TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. YOUR VOTE IS VERY IMPORTANT.

                                       By Order of the Board of Directors

                                       Chief Executive Officer

Chicago, Illinois
                  , 2000

THE COMPANY BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE (I) THE MERGER AGREEMENT AND THE MERGER AND (II) THE MERGER-RELATED COMPENSATORY PAYMENTS TO OFFICERS AND HIGHLY COMPENSATED EMPLOYEES OF THE COMPANY.

                        21ST CENTURY TELECOM GROUP, INC.
                          350 North Orleans, Suite 600
                             Chicago, Illinois 60654


                                 PROXY STATEMENT

         The board of directors of 21st Century Telecom Group, Inc. (the "Company") has approved and recommends to you the merger of RCN and the Company. After the merger, the Company will operate as a wholly-owned subsidiary of RCN.

         In the merger, holders of Company common stock, class A preferred stock and warrants to acquire common stock will receive RCN common stock. The number of shares of RCN common stock that each such holder will receive is described in the enclosed prospectus.

         The board of directors of the Company has also approved, and recommends to you the proposal to approve, certain merger-related compensatory payments to officers and highly compensated employees of the Company, including the contingent compensatory payments provided for in the merger agreement and the grant and vesting of certain options in connection with the merger.

         A special meeting is scheduled for the Company stockholders to vote on
(i) the merger agreement and the merger and (ii) the proposal to approve the merger-related compensatory payments. You are being asked to approve the merger and such payments.

         You may vote at the special meeting if you own shares as of the record date, which is the close of business on _____, 2000. The date, time and place of the special meeting are set forth in the accompanying notice.

         RCN common stock trades on the Nasdaq National Market under the symbol "RCNC." On , 2000, RCN common stock closed at $ per share.

WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY (I) THIS PROXY STATEMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO HEREIN UNDER "RISK FACTORS", "MATERIAL FEDERAL INCOME TAX CONSEQUENCES", THE "FAIRNESS OPINION" AND "MERGER-RELATED COMPENSATORY PAYMENTS TO CERTAIN INDIVIDUALS", AND (II) THE ENCLOSED PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ENCLOSED PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT AND THE ENCLOSED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement and the enclosed prospectus is dated and was first
mailed to stockholders on or about            ,2000.

                                TABLE OF CONTENTS

                                                                           Page

SUMMARY                                                                      6
  The Companies                                                              6
  Description of Merger Agreement                                            6
  What You Will Receive in the Merger                                        6
  Special Meeting                                                           6-7
  Record Date                                                                7
  Recommendation to Stockholders                                             7
  Vote Required to Approve the Merger                                        7
  Vote Required to Approve Merger-Related Payments to Certain Officers and
   Employees                                                                 7
  Dissenters' Rights                                                         8
RISK FACTOR                                                                  8
  The merger could be a taxable transaction.                                 8
FAIRNESS OPINION                                                             9
MERGER-RELATED COMPENSATORY PAYMENTS TO CERTAIN INDIVIDUALS                  9
  Applicable Tax Laws                                                        9
  Bonus Pool                                                                11
  Payments in Substitution of Certain Options                               12
  Vesting of Stock Options                                                  12
MATERIAL FEDERAL INCOME TAX CONSEQUENCES                                    13
  Treatment of the Merger as a Reorganization                               15
  Treatment of the Merger as a Taxable Transaction                          17
ANNEX 1  -        Fairness Opinion                                          22

                                     SUMMARY

         This summary highlights selected information found in greater detail in this proxy statement or the enclosed prospectus. This summary does not contain all of the information that is important to you. We urge you to read this entire document, the enclosed prospectus and the documents which have been incorporated by reference in each of these documents before you decide how to vote.

THE COMPANIES

         The Company provides bundled telecommunications services in Chicago. The Company's building strategy through its advanced fiber optic network delivers cable television, telephone services and high-speed Internet services. The Company's fifteen (15) year cable franchise encompasses Chicago Area One, which stretches along the Chicago Lakefront from Evanston, Illinois to the Hyde Park area. The Company also has franchise agreements with the Villages of Skokie and Northbrook, Illinois.

         RCN Corporation provides bundled local and long distance phone, cable television and high-speed Internet services to dense residential markets. RCN is currently delivering broadband services over its Megaband (TM) Network and is designing or building its network on both the east and west coasts. In addition, RCN is a leading Internet service provider in its markets.

DESCRIPTION OF MERGER AGREEMENT

         RCN will acquire the Company by merging a wholly owned subsidiary of RCN into the Company and the Company will become a wholly owned subsidiary of RCN. Following the merger, you would become a stockholder of RCN, in which event you will have an equity stake in the Company's parent company.

WHAT YOU WILL RECEIVE IN THE MERGER

         RCN will issue to each of you who owns shares of Company common stock an amount of RCN common stock equal to the exchange ratio described in the enclosed prospectus for each such share that you own. For each share of Company class A preferred stock that you own, you will receive an amount of RCN common stock equal to the exchange ratio multiplied by 1,000, which is the number of shares of Company common stock into which each share of class A preferred stock may convert immediately prior to the merger. In each case, a portion of the shares of RCN common stock that you would otherwise receive will be held in escrow as security for your indemnification obligations to RCN, as described in the enclosed prospectus. The number of shares you will receive in the merger will be adjusted in the event the Company does not obtain the three franchises for which it has applications pending. In addition, you may be entitled to receive additional shares of RCN common stock in the future if the Company achieves specific revenue and other performance targets, as described in the enclosed prospectus.

SPECIAL MEETING

         The special meeting will be held at the Company's offices at 350 North Orleans, Suite 600, Chicago, Illinois 60654 on , 2000 at , local time. At the special meeting, the Company will ask its stockholders to approve (i) the merger agreement and the merger and (ii) certain merger-related compensatory payments to officers and highly compensated employees of the Company. The Company stockholders may also consider and vote upon other matters properly brought before the special meeting.

RECORD DATE

         You may vote at the special meeting if you owned shares of the Company as of the close of business_______ , 2000.

RECOMMENDATION TO STOCKHOLDERS

         The Company board of directors has approved the merger agreement and the transactions it contemplates and has determined that the merger is fair to, and in the best interests of, both you and the Company. After careful consideration, the Company board of directors recommends that you vote to approve (i) the merger agreement and the merger and (ii) certain merger-related compensatory payments to officers and highly compensated employees of the Company, including the contingent compensatory payments provided for in the merger agreement and the grant and vesting of certain options in connection with the merger.

VOTE REQUIRED TO APPROVE THE MERGER

         The affirmative vote of holders of shares representing two-thirds of the outstanding shares of the Company's voting common stock and class A preferred stock, voting together as a class, and a majority of the outstanding shares of class A preferred stock entitled to vote at the special meeting is required to adopt the merger agreement. A number of the Company's shareholders entered into voting and lock-up agreements agreeing to vote their shares in favor of the merger. The votes represented by shareholders who executed voting and lock-up agreements are enough to satisfy the required vote.

VOTE REQUIRED TO APPROVE MERGER-RELATED PAYMENTS TO CERTAIN OFFICERS AND
EMPLOYEES

         To approve the merger-related compensatory payments to officers and highly compensated employees of the Company, the affirmative vote of the holders of shares representing seventy-five percent (75%) of the outstanding shares of the Company's voting common stock and class A preferred stock, voting together as a class (excluding those holders who are disqualified individuals as entitled to receive payments under the merger agreement), entitled to vote at the special meeting is required.

         If the merger-related payments to the officers and highly compensated employees are not approved by the shareholders, under Section 280G of the Code, the payments will not be payable to the extent they would constitute "excess parachute payments" made in connection with a "change in control" of the Company (as that term is defined in Section 280G of the Internal Revenue Code and which definition the merger would meet). Excess parachute payments under Section 280G generally are not deductible by the employers such as the Company and are subject to a 20% excise tax payable by the affected employees.

         Under the merger agreement, the Company agreed to obtain shareholders' approval of such payments prior to the merger closing date.

DISSENTER'S RIGHTS

         Under Illinois law, if you are a Company Stockholder and you comply with certain requirements of Illinois law, you are entitled to dissenters' rights in the merger. However, it is a condition of the Company's obligation to consummate the merger that less than five percent (5%) of the Company's stockholders exercise dissenter's appraisal rights.

                                   RISK FACTOR

         You should carefully consider the following factor in evaluating whether to approve the merger. This factor should be considered together with the other risk factors set forth in the enclosed prospectus and the other information included or incorporated by reference in this proxy statement or the enclosed prospectus.

         THE MERGER COULD BE A TAXABLE TRANSACTION.

         The merger is intended to qualify as a reorganization for federal income tax purposes. If it so qualifies, you will not recognize any gain or loss (except with respect to any RCN shares which are treated as allocable to imputed interest and any cash received for fractional shares) if you exchange the Company common stock or Class A preferred stock for RCN common stock in the merger.

         However, the Company's obligation to close is not conditioned on the receipt of an opinion of counsel that the merger will qualify as a reorganization, and, as more fully described below under the heading "Material Federal Income Tax Consequences", there are a number of things which could happen which could cause the merger to be taxable. These include, but are not limited to, the following:

            o the Company might not have sufficient funds available to make any required payments to holders of dissenting shares or Debentures (as defined in the merger agreement attached to the enclosed prospectus), in which case RCN would provide such funds. Since the particular type of reorganization involved does not permit any cash whatsoever to be provided by the acquiror, this would cause the transaction not to qualify as tax-free;

            o A change in applicable law could occur which adversely affects the tax treatment of the merger; or

            o Other unforeseen circumstances could adversely affect the tax treatment of the merger.

If one of these events, or any other event which causes the merger to become taxable, were to occur, in most cases the Company would be required to close anyway.

         There is therefore a significant risk that the merger will be a taxable transaction to holders of the Company common stock and Class A preferred stock. If that were to occur, you would generally recognize gain or loss equal to the difference between the value of the RCN common stock that you receive in the merger and your tax basis in the Company common stock or Class A preferred stock that you surrender in the merger.

                                FAIRNESS OPINION

     Under a letter agreement dated as of December 10, 1999, Morgan Stanley was engaged to provide financial advisory services to the Company. Morgan Stanley was selected by the Company Board to act as its financial advisor for the merger based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of the Company. On December 10, 1999, Morgan Stanley delivered its oral opinion to the Company Board that, as of such date, the consideration to be received by the holders of shares of common stock and preferred stock in the aggregate pursuant to the merger agreement was fair from a financial point of view to the Company stockholders. Morgan Stanley later confirmed its oral opinion in writing by delivery of its written opinion dated December 10, 1999, which stated the considerations and assumptions upon which Morgan Stanley's oral opinion was based.

     Morgan Stanley has acted as financial advisor to the Company in connection with this transaction and will receive a fee for its services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for RCN and have received fees for the rendering of these services. In connection with the proposed merger, Morgan Stanley, prior to being retained by the Company, informally provided advice to RCN. Morgan Stanley will not receive any fees from RCN in connection with the merger, and both RCN and the Company have waived any potential conflict of interest.

     The full text of the opinion dated December 10, 1999, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex I to this proxy statement. You are urged to read the entire opinion. Morgan Stanley's written opinion is directed to the Company Board and only addresses the fairness of the consideration to be received by the holders of shares of common stock and preferred stock in the aggregate pursuant to the merger agreement from a financial point of view as of the date of the opinion. Morgan Stanley's written opinion does not address any other aspect of the Merger and does not constitute a recommendation to you as to how to vote at the Special Meeting.

                      MERGER-RELATED COMPENSATORY PAYMENTS
                             TO CERTAIN INDIVIDUALS

         APPLICABLE TAX LAWS

         Under Section 280G of the Code, certain compensatory payments to employees or other individuals who perform services for a corporation and who are officers, highly-compensated individuals or significant shareholders are considered "parachute payments" if such payments are contingent upon a change in control of the corporation and the payments exceed three times the "base amount." The base amount generally means an individual's annualized compensation for the five most recent tax years ending before the change of control or, if an individual has been employed by the employer for less than five years, the period of his actual employment. Payments made under an agreement entered into within one year prior to, or in connection with, a change in control are presumed to be contingent on the change in control. On the other hand, payments are not considered parachute payments if the taxpayer can show by clear and convincing evidence that they constitute reasonable compensation for personal services to be performed after the change in control or that they otherwise are not contingent on the change in control. The accelerated vesting of stock options are considered compensatory payments for this purpose.

         Excess parachute payments are not deductible by the corporation, and the recipient must pay a nondeductible excise tax equal to 20% of the excess parachute payment in addition to federal income and other taxes on those payments. An "excess parachute payment" means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. An excess parachute payment is reduced by any portion of the payment that the taxpayer establishes by clear and convincing evidence is reasonable compensation for personal services actually performed before the change in control. These payments are applied first to offset the base amount.

         Under an exemption, if the stock of the corporation making the payments is not publicly-traded and if the compensatory payments have been approved by the shareholders of the corporation, the payments are not considered parachute payments. The approval of the payments must be by a separate vote of the holders of stock possessing more than 75% of the voting power of the corporation's outstanding capital stock immediately before the change in control, after the material terms of the payments have been disclosed to shareholders. For this purpose, stock actually or constructively owned by the intended recipient of the payments is disregarded. Under the rules for determining constructive ownership of stock, stock owned by a partnership is considered owned proportionately by its partners, and stock owned by a corporation is considered proportionately owned by any shareholder owning at least 50% of the corporation's stock. If a shareholder is not an individual and a substantial portion of its assets consists of the stock of the corporation making the parachute payments, the approval by that shareholder must be made by a separate vote of the persons who hold more than 75% of the voting power of the stock or interests in that shareholder. Where a general partner of a limited partnership has the authority to vote on issues involving the management of the partnership's investments, the general partner has authority to vote to approve compensation payments under
Section 280G of the Code.

         The above exemption for shareholder-approved payments requires that the vote by the shareholders be determinative as to whether the intended recipient would be entitled to the payments. Thus, the terms of the agreement under which the payments are made must provide that if the shareholders do not approve the payments, the intended recipient will not be entitled to receive or retain the payments.

         The Company and RCN will, pursuant to the merger agreement or in connection with the merger, extend certain compensatory payments, as described below, to officers and highly-compensated employees of the Company that may be considered excess parachute payments, absent shareholder approval. Accordingly, the Company is requesting shareholders' approval of such payments.

         BONUS POOL

         The merger agreement provides that, prior to but contingent on the closing of the merger, RCN and the Company will create a bonus pool which will have terms substantially as set forth on Exhibit G of the merger agreement (the "Bonus Pool"), in which certain employees will participate to the extent of their respective percentage interest listed on such Exhibit G opposite their names.

         The terms of the Bonus Pool and related matters are more fully described in the enclosed prospectus and the merger agreement attached thereto. In general, the Bonus Pool will be 20% of a contingent payment amount resulting from an incentive formula as set forth in Exhibits A and G of the merger agreement, based on the Company achieving certain performance targets for the twelve-month period ending March 31, 2001. The performance targets relate to marketable homes and on-net revenues, which must be achieved by the Company without exceeding specific limitations on both capital expenditures and earnings before interest, taxes, depreciation and amortization. The Bonus Pool will vary from $2,000,000 to $10,000,000, based on the Company's performance, and will be payable in RCN common stock.

         The following officers and highly compensated employees of the Company will be eligible to participate in the Bonus Pool and to receive the percent thereof as set forth following their names if they are employed by the Company on the bonus payment date: Ronald D. Webster (5%); John Brouse, Jr. (5%); David Jacobs (5%); Michael Cloran (5%); Eric D. Kurtz (2.5%); Christopher Young (2.5%); Roxanne Jackson (1%); Tracy Snell (2.5%); James P. Dreher (2.5%); Marcus Miller (2.5%); and Howard J. Kitchen (2.5%). The percentage allocated to each individual may be adjusted prior to the merger closing date. In the event that any individual is not employed by the Company on the bonus payment date, his or her share of the Bonus Pool will be forfeited and allocated amongst the remaining employees or additional employees as determined by the Board of Directors of the Company.

         The Bonus Pool payments to the above individuals are being submitted to the shareholders for approval as required by the merger agreement. To the extent any payment of the Bonus Pool would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, payment of any such "excess" may only be made if the stockholder approval has been properly obtained as discussed above.

         PAYMENTS IN SUBSTITUTION OF CERTAIN OPTIONS

         The merger agreement provides that prior to the merger closing date, the Company will terminate the 21st Century Telecom Group, Inc. 1999 ISP Stock Plan (the "Plan") and will cancel all outstanding options granted under the Plan in return for the grant, to each option holder, of the right to receive a pro rata portion of an earnout payment (the "ISP Option Amount").

         The terms of the ISP Option Amount and related matters are more fully described in the enclosed prospectus and the merger agreement attached thereto. In general, the ISP Option Amount will be 4% of a contingent payment amount resulting from the incentive formula as discussed above in the "Bonus Pool" Section (i.e., the ISP Option Amount will equal 20% of the Bonus Pool). The ISP Option Amount will vary from $400,000 to $2,000,000, based on the Company's performance, and will be payable in RCN common stock.

         The following highly compensated employees of the Company will be eligible to participate in the ISP Option Amount and to receive the percent thereof as set forth following their names: Michael Cloran (44%); Tracy Snell (44%); and James P. Dreher (4%). Each person's share of the ISP Option Amount is based on the number of options that person has as a percentage of all options outstanding under the Plan as of December 12, 1999.

         The ISP Option Amount payments to the above individuals are being submitted to the shareholders for approval as required by the merger agreement. To the extent any payment of the ISP Option Amount would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, payment of any such "excess" may only be made if the stockholder approval has been properly obtained as discussed above.

         VESTING OF STOCK OPTIONS

         The Company has granted the following stock options to officers and highly compensated employees which will become vested and exercisable upon or in connection with the merger:


           OPTION HOLDERS                                            OPTIONS
           --------------                                            -------
           Robert J. Currey            Option granted on March 6, 1998 to purchase 278,200 shares at $1.12 per share, of which 199,955.87 shares were vested as of November
                                       11, 1999;



                                       Option granted on December 12, 1999 to purchase 322,000 shares at
                                       $10.00 per share, of which 161,000 shares were vested as of
                                       November 11, 1999;
           Ronald D. Webster           Option granted on September 2, 1997 to purchase 109,300 shares at
                                       $1.12 per share, of which 59,204.2520 shares were vested as of
                                       November 11, 1999;
                                       Option granted on April 14, 1998 to purchase 53,000 shares at $4.50 per share, of which 29,812.544 shares were vested as of November
                                       11, 1999;
                                       Option granted on April 1, 1999 to purchase 50,000 shares at $4.50 per share, of which 27,083.334 shares were vested as of November
                                       11, 1999;
           John Brouse, Jr.            Option granted on May 5, 1997 to purchase 36,433.3850 shares at
                                       $1.12 per share, of which 22,770.867 shares were vested as of
                                       November 11, 1999;
                                       Option granted on January 1, 1999 to purchase 25,000 shares at
                                       $4.50 per share, of which 5,729.1667 shares were vested as of
                                       November 11, 1999;
           Eric D. Kurtz               Option granted on April 28, 1997
                                       to purchase 36,433.3850 shares at $1.12
                                       per share, of which 23,529.896 shares
                                       were vested as of November 11, 1999;
           Roxanne Jackson             Option granted on May 15, 1996 to purchase 2,733.354 shares at
                                       $1.12 per share, of which 609.678 shares were vested as of November
                                       11, 1999;
                                       Option granted on January 1, 1999 to purchase 11,073 shares at
                                       $4.50 per share, of which 583.334 shares were vested as of November
                                       11, 1999;
           Steve Lee                   Option granted on February 7, 1997 to
                                       purchase 91,083.46 shares at $1.12 per
                                       share, of which 62,619.89 shares were
                                       vested as of November 11, 1999; and
           Susan Quandt                Option granted on December 12,
                                       1997 to purchase 72,866.77 shares at
                                       $1.12 per share, of which 34,915.327
                                       shares were vested as of November 11,
                                       1999.

         The accelerated vesting of the above options are being submitted to the shareholders for approval as required by the merger agreement. Such accelerated vesting are subject to the shareholders' approval to the extent such vesting would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         The merger agreement provides that the options of Messrs. Currey, Webster and Brouse and the stock incentive plans under which those options are granted will be amended before the merger closing date, subject to such officers' consents, to provide that any accelerated vesting of such options that may occur as a result of the merger will be waived.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material U.S. federal income tax consequences of the merger to holders of common stock and Class A preferred stock of the Company. It addresses only those of you who hold your the Company common stock or Class A preferred stock, as the case may be, and will, after the merger, hold your RCN Common Stock, as, in each case, a capital asset. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances, nor does it discuss any state, local, foreign or non-income tax consequences. This discussion does not address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code of 1986, as amended, which will be referred to as the "Code" in the following discussion. For example, it does not address the consequences to:

           o    tax exempt entities;

           o    partnerships, S corporations and other pass-through entities;

           o    mutual funds;

           o    small business investment companies;

           o    regulated investment companies;

           o    insurance companies and other financial institutions;

           o    dealers in securities;

           o    traders that mark to market;

           o stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

           o    stockholders   who  acquired   their  shares  through  the
                exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

           o individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.

         This discussion is based on the Code, Treasury regulations, published positions of the IRS and court decisions now in effect, all of which are subject to change. In particular, the U.S. Congress could enact legislation, or the Treasury Department could issue regulations or other guidance, affecting the treatment of the transactions contemplated by the merger. Any such change, which may or may not be retroactive, could alter the tax consequences discussed in this document.

         As more fully described below, it is intended that the merger qualify as a reorganization for federal income tax purposes, and it is intended that if it is able to do so, Piper Marbury Rudnick & Wolfe LLP will deliver to the Company an opinion to that effect. However, it is not a condition to the obligation of the Company to consummate the merger that the Company receive such an opinion. It is a condition to the obligation of the Company to consummate the merger that RCN provide to the Company a representation letter which addresses certain facts which are relevant to the treatment of the merger as a reorganization. If Piper Marbury Rudnick & Wolfe LLP does deliver an opinion that the merger will be a reorganization, such opinion will be based on certain assumptions, and on the representations contained both in the representation letter provided by an officer of RCN and in a separate representation letter provided to Piper Marbury Rudnick & Wolfe LLP by an officer of the Company. If any of those assumptions or representations prove to be inaccurate, the conclusions contained in the opinion could be affected.

         IT IS POSSIBLE THAT THE COMPANY WILL BE OBLIGATED TO CONSUMMATE THE MERGER BUT WILL NOT RECEIVE ANY ADVICE FROM TAX COUNSEL THAT THE RESULTANT EXCHANGES OF STOCK ARE OTHER THAN TAXABLE EVENTS TO THE COMPANY STOCKHOLDERS. AS DISCUSSED BELOW, THERE IS A SIGNIFICANT RISK THAT THE MERGER WILL BE A TAXABLE TRANSACTION TO HOLDERS OF THE COMPANY COMMON STOCK AND SERIES A PREFERRED STOCK.

TREATMENT OF THE MERGER AS A REORGANIZATION

         Provided that none of the events described below under the heading TREATMENT OF THE MERGER AS A TAXABLE TRANSACTION - Events Which Could Cause the Merger to be Taxable takes place, and subject to the discussion below under Effect on Reorganization Treatment of Payment by RCN of the Company Revolving Credit Facility, the merger will be treated as a reorganization under the Code. If the merger so qualifies, the material federal income tax consequences to you will be as follows:

                   Except as discussed below with respect to certain imputed interest and cash received in lieu of fractional shares, you will recognize neither gain nor loss with respect to your Company common stock or Class A preferred stock upon your surrender of all such stock in exchange for RCN Common Stock in the merger (including any RCN Common Stock (a) held in escrow, (b) issued subject to the "earn-out," and (c) issued upon the Company's obtaining the franchises for which it has applications pending (items (b) and (c) are referred to as the "RCN Contingent Shares")).

                   Except for shares of RCN Common Stock treated as imputed interest, the aggregate tax basis of the shares of RCN Common Stock you receive in the exchange of all of your Company stock solely for RCN Common Stock in the merger will be the same as the aggregate tax basis of the shares of Company common stock or Class A preferred stock you surrender in exchange therefor (reduced by any amount of tax basis allocable to a fractional share interest in RCN Common Stock for which you receive cash). The aggregate tax basis of the RCN Contingent Shares treated as imputed interest will be equal to the amount of interest income you are required to recognize upon receipt of any RCN Contingent Shares so treated.

         If you dispose of some of the RCN Common Stock received on the merger closing date prior to the time when your right to receive any RCN Contingent Shares is determinable, you may be required to determine the adjusted basis of the shares disposed of by estimating the number of Contingent RCN Shares that you will receive. Under this approach, you would "spread" the remainder of your adjusted basis over the RCN Contingent Shares (other than Imputed Interest Shares, as defined below) that you actually receive and what is left of the initial RCN Common Stock (including shares of RCN Common Stock deposited into escrow). The proper allocation of aggregate adjusted basis between the RCN Common Stock received on the merger closing date (including shares of RCN Common Stock deposited into escrow) and the RCN Contingent Shares is uncertain. Consequently, you should consult your tax advisor regarding the determination of the adjusted basis of any RCN Common Stock disposed of prior to the time when your right to receive any RCN Contingent Shares is determinable.

               o A portion of the shares, if any, of RCN Common Stock you receive as RCN Contingent Shares will be treated as imputed interest and you must include that portion as taxable ordinary income in the year of receipt. The portion treated as imputed interest will generally be equal to the excess of the fair market value of the RCN Contingent Shares on the earlier of the date of receipt or the date of deposit in escrow, over the present value of such fair market value, determined as of the merger closing date, discounted using the short-term applicable federal rate in effect for the month of closing. A number of RCN Contingent Shares having an aggregate fair market value on the date of receipt equal to the foregoing excess will be herein referred to as "Imputed Interest Shares."

               o Except for Imputed Interest Shares, the holding period for shares of RCN Common Stock you receive in the merger will include your holding period of shares of Company common stock or Class A preferred stock you surrender in exchange therefore. Your holding period for any Imputed Interest Shares will begin on the earlier of the date that such share is received or the date it is deposited in escrow.

               o Based upon the current ruling position of the IRS, cash you receive in lieu of a fractional share interest in RCN Common Stock will be treated as received in redemption of that fractional share interest, and you will generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash you receive and the portion of the tax basis of your Company stock that is allocable to such fractional share interest. The capital gain or loss generally will be long-term capital gain or loss if your holding period in your Company stock is more than one year.

               o If you exercise your right under Illinois law to demand and receive the fair market value of your Company common stock or Class A preferred stock and, immediately after the merger, you are not treated as owning any RCN Common Stock indirectly under certain rules providing for attribution of ownership, you should generally recognize gain or loss equal to the difference, if any, between the tax basis of your Company common stock or Class A preferred stock and the amount of cash you receive. The gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Company common stock or Class A preferred stock you exchange was held by you for more than one year.

         Effect on Reorganization Treatment of Payment by RCN of the Company Revolving Credit Facility. Among the requirements for treatment of the merger as a tax-free reorganization is a requirement that (except for cash in lieu of fractional shares) the only consideration which RCN may pay to holders of Company stock is voting stock of RCN. This requirement is sometimes referred to as the "solely for voting stock" requirement.

         In order to satisfy the solely for voting stock requirement, RCN may not, directly or indirectly, provide funds for any payments to dissenting stockholders of the Company. In addition, any payments with respect to Debentures (as defined in the merger agreement attached to the enclosed prospectus) could be viewed as indirect payments with respect to the Company exchangeable Preferred Stock which was exchanged for such Debentures. Therefore, in order to satisfy the solely for voting stock requirement, RCN may not, directly or indirectly, provide funds for payments to holders of Debentures.

         As discussed below under the heading TREATMENT OF THE MERGER AS A TAXABLE TRANSACTION -- Events Which Could Cause the Merger to be Taxable -- Payments to Dissenters and to Holders of Debentures, under certain circumstances RCN is permitted to provide funds for payments to dissenting stockholders and to holders of Debentures; if this were to occur, Piper Marbury Rudnick & Wolfe LLP would be unable to render an opinion as to the tax-free nature of the merger, and it is likely that the merger would be a taxable transaction.

         Even if RCN does not provide funds for payments to dissenting stockholders or to holders of Debentures, RCN does intend to provide funds for paying off the Company Revolving Credit Facility substantially simultaneously with the closing. The Internal Revenue Service (which is sometimes referred to as the "IRS") could take the position that if any payments are in fact made by the Company with respect to dissenting shares or Debentures, a portion of RCN's payment with respect to the Revolving Credit Facility should be viewed as an indirect payment with respect to dissenting shares or Debentures. Were the IRS successfully to assert such a position, the solely for voting stock requirement would be violated, and the merger would not qualify as a reorganization.

         In order to minimize the risk that RCN's payment with respect to the Revolving Credit Facility would be viewed as an indirect payment with respect to dissenting shares or Debentures, it is anticipated that RCN will make such payment by direct transfer to the account of the lender under the Revolving Credit Facility. Provided that the payment is in fact made in this manner, and provided that none of the events described below under the heading TREATMENT OF THE MERGER AS A TAXABLE TRANSACTION -- Events Which Could Cause the Merger to be Taxable --Payments to Dissenters and to Holders of Debentures have occurred, Piper Marbury Rudnick & Wolfe LLP believes, and will render an opinion to the effect, that it is the better view that such payment should not be treated as an indirect payment with respect to dissenting shares or Debentures, and should therefore not cause the solely for voting stock requirement to be violated. However, there can be no assurance that the IRS would not successfully assert a contrary position.

TREATMENT OF THE MERGER AS A TAXABLE TRANSACTION

       As described below, there are a number of events which could occur which would render it impossible for Piper Marbury Rudnick & Wolfe LLP to render an opinion as to the status of the merger as a reorganization. In some cases, the merger might nonetheless so qualify (although no assurance to that effect could be provided); in other cases, the events would result in the merger clearly being taxable. Furthermore, even if Piper Marbury Rudnick & Wolfe LLP were able to render an opinion as to the status of the merger as a reorganization, that opinion would be based on certain assumptions; if those assumptions turned out not to be true, the merger could be a taxable transaction.

         If the merger did not qualify as a reorganization, the following would be the material federal income tax consequences to holders of the Company common stock and Class A preferred stock:

               o You would recognize gain or loss equal to the difference between the fair market value of the RCN Common Stock received and the adjusted basis of the Company common stock or Class A preferred stock surrendered in exchange therefor. The timing of such gain or loss would depend on your method of accounting, and you should consult your own tax advisor in this regard. Note that, under legislation signed into law by the President on December 13, 1999 and applicable to sales on or after such date, taxpayers who generally report income on the accrual method for tax purposes are not eligible to use the installment method.

              o Except with respect to shares of RCN Common Stock which are treated as allocable to imputed interest, such gain or loss generally would be capital gain or loss and, if the Company common stock or Class A preferred stock you exchange was held by you for more than one year, would be long-term capital gain or loss.

              o Any RCN Common Stock received would have an adjusted basis equal to its fair market value on the date it is taken in account in determining the amount of your gain or loss.

         Events Which Could Cause the Merger to be Taxable. There are a number of events which, if they were to occur, could cause the merger to fail to qualify as a reorganization, in which case the tax consequences described under the heading TREATMENT OF THE MERGER AS A TAXABLE TRANSACTION would apply. These events include the following:

              o Payments to Dissenters and to Holders of Debentures. As described above under the heading TREATMENT OF THE MERGER AS A REORGANIZATION -- Effect on Reorganization Treatment of Payment by RCN of the Company Revolving Credit Facility, the solely for voting stock requirement would be violated, and the merger would not qualify as a reorganization, if RCN were, directly or indirectly, to provide funds for payments to dissenters. The same possibility exists with respect to payments to holders of Debentures if such payments are viewed as indirect payments with respect to the exchangeable preferred stock which was exchanged for the Debentures.

         A number of different factual scenarios could arise which could result in direct or indirect payments from RCN to dissenters or to holders of Debentures. One possibility is that RCN would make such payments directly or reimburse the Company for such payments. A second scenario is that the Company may not have the cash available to make such payments and may have to draw on the Revolving Credit Facility to raise the cash; if this were to occur, the payment by RCN of the Revolving Credit Facility would likely be viewed as an impermissible indirect payment. Yet a third scenario is that the Company may, in making such payments, so deplete its cash reserves that it will be necessary for RCN to contribute funds to replace those reserves; such a contribution could be viewed as an indirect payment.

         As described above, the Company will only be required to close if RCN provides a certificate of an officer of RCN with respect to certain factual representations. Included in such certificate are representations generally to the effect that RCN will not provide funds for the purpose of making payments to dissenters or to holders of Debentures. However, RCN reserves the right to provide such funds if the Company does not have the funds to make the payments.

         If the Company is unable to certify that it believes it will have the necessary funds available (so that it will not be necessary for RCN to provide such funds), or if the Company has drawn on the Revolving Credit Facility to provide such funds, Piper Marbury Rudnick & Wolfe LLP will be unable to render an opinion as to the status of the merger or the reorganization, but the Company will nonetheless be required to close. Even if such an opinion is rendered, if RCN ultimately does provide funds for this purpose (which it may do if the Company does not have adequate funds available), the merger will be taxable.

         o Significant Drop in Price of RCN Stock. One of the requirements for tax-free reorganization status is the so-called "continuity of interest" doctrine. Under this doctrine, a substantial part of the proprietary interests in the Company must be preserved, in the form of stock of RCN, after the merger.

         For purposes of this doctrine, the Company common stock and Class A stock which is exchanged for RCN common stock in the merger, and Exchangeable Preferred Stock which is exchanged for Debentures which are then exchanged for RCN common stock in the Debenture Offer (as defined in the merger agreement attached to the enclosed prospectus), will be treated as having been preserved. Exchangeable Preferred Stock which is exchanged for Debentures which are not then exchanged for RCN Common Stock in the Debentures Offer will not be treated as having been preserved.

         If the value of the RCN stock issued in both the merger and the Debenture Offer is at least 45% of the sum of the value of such stock and the value of the Debentures which are not exchanged for RCN stock, Piper Marbury Rudnick & Wolfe LLP is of the opinion that the continuity of interest requirement will be satisfied. Based on the market price of RCN common stock as of __________, significantly more than the minimum required degree of continuity will be preserved. However, if there were to occur a precipitous drop in the value of RCN stock so that the 45% standard is not satisfied based on the value of RCN stock at the time of Closing. Piper Marbury Rudnick & Wolfe LLP would be unable to opine as to the tax-free status of the merger, and, depending on how low the price has dropped, the merger could be taxable. In that case, the Company would nonetheless be required to close.

      Recharacterization of Debentures. Because of the "control immediately after" requirement

     (described under the heading Inability to Exchange Preferred Stock for Debt Before the Merger), the merger will qualify as a reorganization only if the Debentures are respected for tax purposes as debt and not recharacterized as equity. Based on facts as they exist as of _________, Piper Marbury Rudnick & Wolfe LLP believes that the Debentures will be so respected. However, this determination must be made at the time the Exchangeable Preferred Stock is exchanged for Debentures, based on facts existing at that time.

         If, at the time the Exchangeable Preferred Stock is exchanged for Debentures, the facts have changed so that Piper Marbury Rudnick & Wolfe LLP is unable to render an opinion as to the status of the Debentures as true debt for tax purposes, then no opinion will be rendered as to the status of the merger as a reorganization, and the merger could be a taxable transaction. In that event, the Company would nonetheless be required to close.

     o Change in Law. If a change in law (including a change in Treasury Regulations or other administrative guidance) were to occur which affected the status of the merger as a reorganization, the Company would nonetheless be required to close. The Company is not aware of any currently pending changes in law which would result in the merger being taxable.

     o Contingent and Escrowed Consideration. The IRS has published guidelines addressing contingent and escrowed consideration in the context of reorganizations. One of the requirements under these guidelines is that at least 50% of the total number of shares which may be issued in the transaction must be issued to stockholders at the time of closing. With respect to the Contingent Deferred Payment and the Franchise Amount, the dollar value is subject to a maximum which, based on the value of RCN stock as of ___________, is (together with the RCN shares placed in escrow) within this standard. However, because the number of shares potentially payable with respect to these items will be determined based on the value of RCN stock at a later point in time, it is possible that the aggregate number of shares under the escrow, the Contingent Deferred Payment and the Franchise Amount will exceed the number issued at closing. Because it is possible that this may happen (whether or not it actually does), the merger technically will not fall within the ruling guidelines. Nonetheless, the ruling guidelines are not substantive law, and Piper Marbury Rudnick & Wolfe LLP believes that this will not affect the tax-free treatment.

         However, if the price of RCN stock were to fall so that the 50% standard were not satisfied based on the value of RCN stock at the time of the closing, the matter would be less clear (although Piper Marbury Rudnick & Wolfe LLP would nonetheless render an opinion that it should not affect the status of the merger as a reorganization).

     o Other Unforeseen Circumstances. In addition to the specific events enumerated above, it is possible that other, unforeseen events could occur prior to the closing which could adversely affect the status of the merger as a reorganization, or which could affect the ability of Piper Marbury Rudnick & Wolfe LLP to render an opinion. If any such event were to occur, the Company would nonetheless be required to close.

      Possibility of Qualification as Another Form of Reorganization. The preceding description is based on the intended characterization of the merger as a so-called Type B reorganization. The Code also provides for other forms of reorganization, some of which do not have a solely for voting stock requirement. If RCN acquires at least 80% of the Debentures in the Debenture Offer, it is possible that, even if the merger does not qualify as a Type B reorganization, it may nonetheless qualify as another form of reorganization. However, other forms of reorganization have certain additional requirements, and the merger agreement does not contain provisions which are necessary to ensure that those requirements will be satisfied. Therefore, if the merger fails to qualify as a Type B reorganization, no assurance can be given that it will qualify as another type of reorganization.

         The preceding summary of the material federal tax consequences of the merger does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, you are urged to consult your own tax advisors as to the specific consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

                                    ANNEX 1
                                Fairness Opinion



                                             December 10, 1999



Board of Directors
21st Century Telecom Group, Inc.
350 N. Orleans Street, Suite 600
Chicago, IL 60654-1509



Members of the Board:

We understand that 21st Century Telecom Group, Inc. ("21st Century" or the "Company"), RCN Corporation ("RCN") and 21st Holding Corp., a wholly owned subsidiary of RCN ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 10, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into 21st Century. Pursuant to the Merger, 21st Century will become a wholly owned subsidiary of RCN and each outstanding share of voting and non-voting common stock, no par value (the "21st Century Common Stock"), of 21st Century and each outstanding share of Class A Preferred Stock, no par value (the "21st Century Preferred Stock"), of 21st Century, other than shares held in treasury or held by RCN or any affiliate of RCN or 21st Century or as to which dissenters' rights have been perfected in each case, will be converted into the right to receive a certain number of shares of common stock, par value $1.00 per share (the "RCN Common Stock"), of RCN determined pursuant to certain formulas set forth in the Merger Agreement which are based, on among other things, an Exchange Ratio and the receipt of the Franchise Amount, the Escrowed Common Consideration and the Escrowed Preferred Consideration (collectively, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the 21st Century Common Stock and the 21st Century Preferred Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company and RCN;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) reviewed certain financial projections prepared by the management of the Company;

         (iv) reviewed certain financial projections for the Company and for RCN contained in certain securities analysts' research reports;

         (v) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

         (vi) discussed the past and current operations and financial condition and the prospects of RCN, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of RCN;

         (vii) reviewed the reported prices and trading activity for the RCN Common Stock;

         (viii) compared the financial performance of the Company and RCN and the prices and trading activity of the RCN Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (x) reviewed the relevant provisions relating to the Notes and the Exchangeable Preferred;

         (xi) participated in discussions and negotiations among representatives of the Company and RCN and their financial and legal advisors;

         (xii) discussed certain tax and accounting issues with senior executives of the Company and with the Company's tax, accounting and legal advisors;

         (xiii) reviewed the draft Merger Agreement and certain related documents; and

         (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of information supplied or otherwise made available to us by the Company and RCN for purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on basis reflecting the best currently available estimates and judgments of the future financial performance of the Company and RCN. As you know, RCN did not make available to us certain internal information or financial projections, and consequently we have relied with your consent on publicly available securities analysts' research reports on RCN. We have further assumed with your consent that the Merger will be consummated on the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. In addition, we have assumed that in connection with the receipt of all necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the Company, RCN or the contemplated benefits expected to be derived in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for RCN and have received fees for the rendering of these services. In connection with the proposed Merger, Morgan Stanley, prior to being retained by 21st Century, informally provided advice to RCN. Morgan Stanley will not receive any fees from RCN in connection with the Merger, and both RCN and 21st Century have waived any potential conflict of interest.

It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing required to be made by the Company in respect of the Merger. Morgan Stanley expresses no opinion as to the relative valuations of each of the voting and non-voting 21st Century Common Stock and the 21st Century Preferred Stock. In addition, this opinion does not in any manner address the prices at which the RCN Common Stock will trade following announcement or consummation of the proposed Merger, and Morgan Stanley expresses no opinion or recommendation as to how the holders of the 21st Century Common Stock should vote at the shareholders' meetings held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the 21st Century Common Stock and the 21st Century Preferred Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED



                                        By:  /s/ Paul J. Taubman
                                             --------------------
                                             Paul J. Taubman
                                             Managing Director

                        21ST CENTURY TELECOM GROUP, INC.
                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of 21ST CENTURY TELECOM GROUP, INC., an Illinois corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, Proxy Statement and Prospectus, each dated , 2000, and hereby appoints and and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of 21ST CENTURY TELECOM GROUP, INC., to be held on , 2000 at , local time, at the headquarters of the Company at 350 North Orleans, Suite 600, Chicago, Illinois 60654 and any adjournment(s) thereof, and to vote all shares of Company stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.


         1. Proposal to approve and adopt the merger agreement and to approve the Merger.
                  [ ]    FOR            [ ]    AGAINST         [ ]      ABSTAIN

         2. Proposal to approve certain merger-related compensatory payments to officers and highly compensated employees of the Company.
                  [ ]    FOR            [ ]    AGAINST         [ ]      ABSTAIN


         In their discretion, the proxies are authorized to vote upon such other matter(s) as may properly come before the meeting (including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of one or more of the proposals) or before any postponement or adjournments thereof.

         MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW          [ ]

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

         Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

[THIS SIGNATURE PAGE IS FOR AN ENTITY STOCKHOLDER WHICH OWNS, DIRECTLY OR INDIRECTLY, NO MORE THAN 1 PERCENT BY VALUE OF THE OUTSTANDING STOCK OF THE COMPANY.]

                                              [NAME OF ENTITY STOCKHOLDER]

                                               By:______________________________


                                               Its:_____________________________

[THIS SIGNATURE PAGE IS FOR AN ENTITY STOCKHOLDER WHICH OWNS, DIRECTLY OR INDIRECTLY, MORE THAN 1 PERCENT BY VALUE OF THE OUTSTANDING STOCK OF THE COMPANY, AND ITS HOLDINGS OF THE STOCK OF THE COMPANY CONSTITUTE LESS THAN 10 PERCENT BY VALUE OF ITS TOTAL ASSETS.]

         The undersigned stockholder hereby causes this Consent to be executed and certifies that its holdings of the stock of the Company constitute less than 10 percent by value of its total assets.


                                                [NAME OF ENTITY STOCKHOLDER]

                                                By:____________________________


                                                Its:___________________________

[THIS SIGNATURE PAGE IS FOR AN ENTITY STOCKHOLDER WHICH OWNS, DIRECTLY OR INDIRECTLY, MORE THAN 1 PERCENT BY VALUE OF THE OUTSTANDING STOCK OF THE COMPANY, AND ITS HOLDINGS OF THE STOCK OF THE COMPANY CONSTITUTE 10 PERCENT OR MORE BY VALUE OF ITS TOTAL ASSETS.]


                                               [NAME OF ENTITY STOCKHOLDER]

                                               By:_____________________________


                                               Its:____________________________

         The undersigned hereby certify that they are the holders in the aggregate of more than 75 percent of the normal voting rights of [NAME OF ENTITY STOCKHOLDER] and that each of the undersigned has received and reviewed the Proxy Statement and, the undersigned hereby consent to and adopt the proxy set forth above.




                                                ________________________________



                                                ________________________________



                                                ________________________________



                                                ________________________________




                                                ________________________________

[THIS SIGNATURE PAGE IS FOR AN INDIVIDUAL STOCKHOLDER.]


                                                ________________________________
                                    [NAME]
         This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.